                                  SCHEDULE 13G

                                 (Rule 13d-102)

  Information to be Included in Statements Filed Pursuant to Rule 13d-1(b), (c) and (d) and Amendments Thereto Filed Pursuant to Rule 13d-2.

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 8)*

                            LTX-Credence Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    502403207
                       ----------------------------------
                                 (CUSIP Number)

                                December 31, 2010
                       ----------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [X] Rule 13d-1(b)

                                [_] Rule 13d-1(c)

                                [_] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 502403207                    13G

--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON

      Artisan Partners Holdings LP
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (see Instructions)                                                  (a) [_]
                                                                         (b) [_]
      Not Applicable
--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                 5  SOLE VOTING POWER

  NUMBER OF          None
   SHARES        ---------------------------------------------------------------
BENEFICIALLY     6  SHARED VOTING POWER
  OWNED BY
    EACH             2,159,959
  REPORTING      ---------------------------------------------------------------
   PERSON        7  SOLE DISPOSITIVE POWER
    WITH
                     None
                 ---------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER

                     2,253,358
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,253,358
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (see Instructions)                                                      [_]

      Not Applicable
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      4.6%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON
     (see Instructions)

      HC
--------------------------------------------------------------------------------

CUSIP No. 502403207                    13G

--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON

      Artisan Investment Corporation
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (see Instructions)                                                  (a) [_]
                                                                         (b) [_]
      Not Applicable
--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Wisconsin
--------------------------------------------------------------------------------
                 5  SOLE VOTING POWER

  NUMBER OF          None
   SHARES        ---------------------------------------------------------------
BENEFICIALLY     6  SHARED VOTING POWER
  OWNED BY
    EACH             2,159,959
  REPORTING      ---------------------------------------------------------------
   PERSON        7  SOLE DISPOSITIVE POWER
    WITH
                     None
                 ---------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER

                     2,253,358
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,253,358
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (see Instructions)                                                      [_]

      Not Applicable
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      4.6%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON
     (see Instructions)

      HC
--------------------------------------------------------------------------------

CUSIP No. 502403207                    13G

--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON

      Artisan Partners Limited Partnership
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (see Instructions)                                                  (a) [_]
                                                                         (b) [_]
      Not Applicable
--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                 5  SOLE VOTING POWER

  NUMBER OF          None
   SHARES        ---------------------------------------------------------------
BENEFICIALLY     6  SHARED VOTING POWER
  OWNED BY
    EACH             2,159,959
  REPORTING      ---------------------------------------------------------------
   PERSON        7  SOLE DISPOSITIVE POWER
    WITH
                     None
                 ---------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER

                     2,253,358
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,253,358
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (see Instructions)                                                      [_]

      Not Applicable
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      4.6%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON
     (see Instructions)

      IA
--------------------------------------------------------------------------------

CUSIP No. 502403207                    13G

--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON

      Artisan Investments GP LLC
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (see Instructions)                                                  (a) [_]
                                                                         (b) [_]
      Not Applicable
--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                 5  SOLE VOTING POWER

  NUMBER OF          None
   SHARES        ---------------------------------------------------------------
BENEFICIALLY     6  SHARED VOTING POWER
  OWNED BY
    EACH             2,159,959
  REPORTING      ---------------------------------------------------------------
   PERSON        7  SOLE DISPOSITIVE POWER
    WITH
                     None
                 ---------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER

                     2,253,358
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,253,358
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (see Instructions)                                                      [_]

      Not Applicable
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      4.6%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON
     (see Instructions)

      HC
--------------------------------------------------------------------------------

CUSIP No. 502403207                    13G

--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON

      ZFIC, Inc.
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (see Instructions)                                                  (a) [_]
                                                                         (b) [_]
      Not Applicable
--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Wisconsin
--------------------------------------------------------------------------------
                 5  SOLE VOTING POWER

  NUMBER OF          None
   SHARES        ---------------------------------------------------------------
BENEFICIALLY     6  SHARED VOTING POWER
  OWNED BY
    EACH             2,159,959
  REPORTING      ---------------------------------------------------------------
   PERSON        7  SOLE DISPOSITIVE POWER
    WITH
                     None
                 ---------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER

                     2,253,358
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,253,358
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (see Instructions)                                                      [_]

      Not Applicable
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      4.6%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON
     (see Instructions)

      HC
--------------------------------------------------------------------------------

CUSIP No. 502403207                    13G

--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON

      Andrew A. Ziegler
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (see Instructions)                                                  (a) [_]
                                                                         (b) [_]
      Not Applicable
--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.A.
--------------------------------------------------------------------------------
                 5  SOLE VOTING POWER

  NUMBER OF          None
   SHARES        ---------------------------------------------------------------
BENEFICIALLY     6  SHARED VOTING POWER
  OWNED BY
    EACH             2,159,959
  REPORTING      ---------------------------------------------------------------
   PERSON        7  SOLE DISPOSITIVE POWER
    WITH
                     None
                 ---------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER

                     2,253,358
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,253,358
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (see Instructions)                                                      [_]

      Not Applicable
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      4.6%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON
     (see Instructions)

      IN
--------------------------------------------------------------------------------

CUSIP No. 502403207                    13G

--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON

      Carlene M. Ziegler
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (see Instructions)                                                  (a) [_]
                                                                         (b) [_]
       Not Applicable
--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.A.
--------------------------------------------------------------------------------
                 5  SOLE VOTING POWER

  NUMBER OF          None
   SHARES        ---------------------------------------------------------------
BENEFICIALLY     6  SHARED VOTING POWER
  OWNED BY
    EACH             2,159,959
  REPORTING      ---------------------------------------------------------------
   PERSON        7  SOLE DISPOSITIVE POWER
    WITH
                     None
                 ---------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER

                     2,253,358
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,253,358
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (see Instructions)                                                      [_]

      Not Applicable
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      4.6%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON
     (see Instructions)

      IN
--------------------------------------------------------------------------------

CUSIP No. 502403207                    13G

--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON

      Artisan Funds, Inc.
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (see Instructions)                                                  (a) [_]
                                                                         (b) [_]
      Not Applicable
--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Wisconsin
--------------------------------------------------------------------------------
                 5  SOLE VOTING POWER

  NUMBER OF          None
   SHARES        ---------------------------------------------------------------
BENEFICIALLY     6  SHARED VOTING POWER
  OWNED BY
    EACH             1,492,162
  REPORTING      ---------------------------------------------------------------
   PERSON        7  SOLE DISPOSITIVE POWER
    WITH
                     None
                 ---------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER

                     1,492,162
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,492,162
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (see Instructions)                                                      [_]

      Not Applicable
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      3.0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON
     (see Instructions)

      IC
--------------------------------------------------------------------------------

Item 1(a)   Name of Issuer:

               LTX-Credence Corporation

Item 1(b)   Address of Issuer's Principal Executive Offices:

               1355 California Circle, Milpitas, CA 95035

Item 2(a)   Name of Person Filing:

               Artisan Partners Holdings LP ("Artisan Holdings")
               Artisan Investment Corporation, the general partner of
                  Artisan Holdings ("Artisan Corp.")
               Artisan Partners Limited Partnership ("Artisan Partners") Artisan Investments GP LLC, the general partner of
                  Artisan Partners ("Artisan Investments")
               ZFIC, Inc., the sole stockholder of Artisan Corp. ("ZFIC") Andrew A. Ziegler
               Carlene M. Ziegler
               Artisan Funds, Inc. ("Artisan Funds")

Item 2(b)   Address of Principal Business Office:

               Artisan Holdings, Artisan Corp., Artisan Partners, Artisan Investments, ZFIC, Mr. Ziegler, Ms. Ziegler and Artisan Funds are all located at:

               875 East Wisconsin Avenue, Suite 800
               Milwaukee, WI 53202

Item 2(c)   Citizenship:

               Artisan Holdings is a Delaware limited partnership
               Artisan Corp. is a Wisconsin corporation
               Artisan Partners is a Delaware limited partnership
               Artisan Investments is a Delaware limited liability company ZFIC is a Wisconsin corporation
               Mr. Ziegler and Ms. Ziegler are U.S. citizens
               Artisan Funds is a Wisconsin corporation

Item 2(d)   Title of Class of Securities:

               Common Stock

Item 2(e)   CUSIP Number:

               502403207

Item 3      Type of Person:

               (d) Artisan Funds is an Investment Company under section 8 of the Investment Company Act.

               (e) Artisan Partners is an investment adviser registered under section 203 of the Investment Advisers Act of 1940; Artisan Holdings is the sole limited partner of Artisan Partners; Artisan Investments is the general partner of Artisan Partners; Artisan Corp is the general partner of Artisan Holdings; ZFIC is the sole stockholder of Artisan Corp.; Mr. Ziegler and Ms. Ziegler are the principal stockholders of ZFIC.

Item 4      Ownership (at December 31, 2010):

               (a)  Amount owned "beneficially" within the meaning of rule
                    13d-3:

                    2,253,358

               (b)  Percent of class:

                    4.6% (based on 49,349,620 shares outstanding as of December 2, 2010)

               (c)  Number of shares as to which such person has:

                    (i)   sole power to vote or to direct the vote: None

                    (ii)  shared power to vote or to direct the vote: 2,159,959

                    (iii) sole power to dispose or to direct the disposition of:
                          None

                    (iv) shared power to dispose or to direct the disposition of: 2,253,358

Item 5      Ownership of Five Percent or Less of a Class:

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6      Ownership of More than Five Percent on Behalf of Another Person:

               Not Applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person:

               Not Applicable

Item 8      Identification and Classification of Members of the Group:

               Not Applicable

Item 9      Notice of Dissolution of Group:

               Not Applicable

Item 10     Certification:

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 11, 2011

                                        ARTISAN INVESTMENT CORPORATION,
                                        for itself and as the general partner of ARTISAN PARTNERS HOLDINGS LP


                                        By: Sarah A. Johnson*
                                            ------------------------------------

                                        ARTISAN INVESTMENTS GP LLC,
                                        for itself and as the general partner of ARTISAN PARTNERS LIMITED PARTNERSHIP


                                        By: Sarah A. Johnson*
                                            ------------------------------------

                                        ZFIC, INC.


                                        By: Sarah A. Johnson*
                                            ------------------------------------

                                        ANDREW A. ZIEGLER


                                        Andrew A. Ziegler*
                                        ----------------------------------------

                                        CARLENE M. ZIEGLER


                                        Carlene M. Ziegler*
                                        ----------------------------------------

                                        ARTISAN FUNDS, INC.


                                        By: Sarah A. Johnson*
                                            ------------------------------------


                                        *By: /s/ Sarah A. Johnson
                                             -----------------------------------
                                             Sarah A. Johnson
                                             Vice President of Artisan
                                                Investment Corporation
                                             Vice President of Artisan
                                                Investments GP LLC
                                             Attorney-in-Fact for ZFIC, Inc.
                                             Attorney-in-Fact for
                                                Andrew A. Ziegler
                                             Attorney-in-Fact for
                                                Carlene M. Ziegler
                                             General Counsel and Secretary of
                                                Artisan Funds, Inc.

                                  Exhibit Index

Exhibit 1 Joint Filing Agreement dated February 11, 2011 by and among Artisan Partners Holdings LP, Artisan Investment Corporation, Artisan Partners Limited Partnership, Artisan Investments GP LLC, ZFIC, Inc., Andrew A. Ziegler, Carlene M. Ziegler and Artisan Funds, Inc.

Exhibit 2   Power of Attorney of ZFIC, Inc., dated March 19, 2007

Exhibit 3   Power of Attorney of Andrew A. Ziegler dated March 19, 2007

Exhibit 4   Power of Attorney of Carlene M. Ziegler dated March 19, 2007

                                                                       EXHIBIT 1

                             JOINT FILING AGREEMENT

     The undersigned hereby agree to the joint filing of the Schedule 13G to which this Agreement is attached.

     Dated: February 11, 2011

                                        ARTISAN INVESTMENT CORPORATION,
                                        for itself and as the general partner of ARTISAN PARTNERS HOLDINGS LP


                                        By: Sarah A. Johnson*
                                            ------------------------------------

                                        ARTISAN INVESTMENTS GP LLC,
                                        for itself and as the general partner of ARTISAN PARTNERS LIMITED PARTNERSHIP


                                        By: Sarah A. Johnson*
                                            ------------------------------------

                                        ZFIC, INC.


                                        By: Sarah A. Johnson*
                                            ------------------------------------

                                        ANDREW A. ZIEGLER


                                        Andrew A. Ziegler*
                                        ----------------------------------------

                                        CARLENE M. ZIEGLER


                                        Carlene M. Ziegler*
                                        ----------------------------------------

                                        ARTISAN FUNDS, INC.


                                        By: Sarah A. Johnson*
                                            ------------------------------------

                                        *By: /s/ Sarah A. Johnson
                                             -----------------------------------
                                             Sarah A. Johnson
                                             Vice President of Artisan
                                                Investment Corporation
                                             Vice President of Artisan
                                                Investments GP LLC
                                             Attorney-in-Fact for ZFIC, Inc.
                                             Attorney-in-Fact for
                                                Andrew A. Ziegler
                                             Attorney-in-Fact for
                                                Carlene M. Ziegler
                                             General Counsel and Secretary of
                                                Artisan Funds, Inc.

                                                                       EXHIBIT 2

                                POWER OF ATTORNEY

     The undersigned, ZFIC, Inc., hereby appoints Lawrence A. Totsky, Janet D. Olsen, and Sarah A. Johnson, and each of them individually, its true and lawful attorney-in-fact and agent, with full power to execute and file with the United States Securities and Exchange Commission and any stock exchange or similar authority, for and on its behalf in any and all capacities, any and all reports required to be filed pursuant to Section 13 of the Securities Exchange Act of 1934 and the rules thereunder, including but not limited to reports on Schedule 13D or 13G, any and all amendments to such reports, with all exhibits, and any other forms or documents as may be necessary in connection with the filing of such reports with the United States Securities and Exchange Commission and any stock exchange or similar authority, granting unto said attorney full power and authority to do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete, as fully as the undersigned might or could do in person.

     This Power of Attorney shall remain in full force and effect until revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact and agents.

     IN WITNESS WHEREOF the undersigned has caused this Power of Attorney to be executed this 19th day of March, 2007.

                                        ZFIC, INC.


                                        By: /s/ Andrew A. Ziegler
                                            ------------------------------------
                                            Andrew A. Ziegler
                                            Vice President

STATE OF WISCONSIN )
                   ) SS.
COUNTY OF MILWAUKEE)

     I, Timothy K. Weston, a Notary Public in and for the County of Milwaukee, State of Wisconsin, DO HEREBY CERTIFY that Andrew A. Ziegler, who is personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that he signed and delivered the said instrument as his own free and voluntary act, for the uses and purposes therein set forth.

     Given under my hand and notarial seal, this 19th day of March, 2007.


                                            /s/ Timothy K. Weston
                                            ------------------------------------
                                            Notary Public

                                                                       EXHIBIT 3

                                POWER OF ATTORNEY

     The undersigned, Andrew A. Ziegler, hereby appoints Lawrence A. Totsky, Janet D. Olsen, and Sarah A. Johnson, and each of them individually, his true and lawful attorney-in-fact and agent, with full power to execute and file with the United States Securities and Exchange Commission and any stock exchange or similar authority, for and on his behalf in any and all capacities, any and all reports required to be filed pursuant to Section 13 of the Securities Exchange Act of 1934 and the rules thereunder, including but not limited to reports on
Schedule 13D or 13G, any and all amendments to such reports, with all exhibits, and any other forms or documents as may be necessary in connection with the filing of such reports with the United States Securities and Exchange Commission and any stock exchange or similar authority, granting unto said attorney full power and authority to do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete, as fully as the undersigned might or could do in person.

     This Power of Attorney shall remain in full force and effect until revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact and agents.

     IN WITNESS WHEREOF the undersigned has caused this Power of Attorney to be executed this 19th day of March, 2007.


                                        /s/ Andrew A. Ziegler
                                        ----------------------------------------
                                        Andrew A. Ziegler

STATE OF WISCONSIN )
                   ) SS.
COUNTY OF MILWAUKEE)

     I, Timothy K. Weston, a Notary Public in and for the County of Milwaukee, State of Wisconsin, DO HEREBY CERTIFY that Andrew A. Ziegler, who is personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that he signed and delivered the said instrument as his own free and voluntary act, for the uses and purposes therein set forth.

     Given under my hand and notarial seal, this 19th day of March, 2007.


                                        /s/ Timothy K. Weston
                                        ----------------------------------------
                                        Notary Public

                                                                       EXHIBIT 4

                                POWER OF ATTORNEY

     The undersigned, Carlene M. Ziegler, hereby appoints Lawrence A. Totsky, Janet D. Olsen, and Sarah A. Johnson, and each of them individually, her true and lawful attorney-in-fact and agent, with full power to execute and file with the United States Securities and Exchange Commission and any stock exchange or similar authority, for and on her behalf in any and all capacities, any and all reports required to be filed pursuant to Section 13 of the Securities Exchange Act of 1934 and the rules thereunder, including but not limited to reports on
Schedule 13D or 13G, any and all amendments to such reports, with all exhibits, and any other forms or documents as may be necessary in connection with the filing of such reports with the United States Securities and Exchange Commission and any stock exchange or similar authority, granting unto said attorney full power and authority to do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete, as fully as the undersigned might or could do in person.

     This Power of Attorney shall remain in full force and effect until revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact and agents.

     IN WITNESS WHEREOF the undersigned has caused this Power of Attorney to be executed this 19th day of March, 2007.


                                        /s/ Carlene M. Ziegler
                                        ----------------------------------------
                                        Carlene M. Ziegler

STATE OF WISCONSIN )
                   ) SS.
COUNTY OF MILWAUKEE)

     I, Timothy K. Weston, a Notary Public in and for the County of Milwaukee, State of Wisconsin, DO HEREBY CERTIFY that Carlene M. Ziegler, who is personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that she signed and delivered the said instrument as her own free and voluntary act, for the uses and purposes therein set forth.

     Given under my hand and notarial seal, this 19th day of March, 2007.


                                        /s/ Timothy K. Weston
                                        ----------------------------------------
                                        Notary Public